EXHIBIT 4.3

                   AMENDED CONSULTING SERVICES AGREEMENT NOTE
                                 ---------------

                                   May 26, 2003

WHEREAS  The Project Group, Inc.`s (the Company) subsidiary, Pro Squared, Inc.
(Pro), had engaged Timothy J. Connolly for consulting services and, prior to December 31, 2002, had owed Mr. Connolly the principal sum of $98,000;

WHEREAS Pro had agreed to pay such consulting fees in the form of a note dated December 31, 2002;

NOW THERFORE:

It is agreed that because the Company has assumed the obligations of its subsidiary, Pro, Mr. Connolly has the right to convert the consulting fees owed to him into 1,960,000 shares of the Company's Common Stock to be registered on a Form S-8 and shall also be issued three year warrants to purchase 1,000,000 shares of the Company's Common Stock exercisable at $.11 per share. However, such conversion amounts together with his already owned shares of Common Stock, if any, shall not exceed more than 9.99% of the Company's outstanding Common Stock at any point in time.


The Project Group, Inc.

By: /s/ Craig Crawford
 ______________________
Craig  Crawford
President.





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